Exhibit 21.1
Significant Subsidiaries of Vistra Corp.
As of December 31, 2022

SUBSIDIARY		STATE OR COUNTRY OF INCORPORATION OR ORGANIZATION
1	Ambit Energy Holdings, LLC	Texas
2	Ambit Holdings, LLC	Texas
3	Ambit Northeast, LLC	Delaware
4	Comanche Peak Power Company LLC	Delaware
5	Crius Energy, LLC	Delaware
6	Crius Energy Corporation	Delaware
7	Dynegy Coal Holdco, LLC	Delaware
8	Dynegy Energy Services (East), LLC	Delaware
9	Dynegy Energy Services, LLC	Delaware
10	Dynegy Marketing and Trade, LLC	Delaware
11	Dynegy Midwest Generation, LLC	Delaware
12	Dynegy Resources Generating Holdco, LLC	Delaware
13	EquiPower Resources Corp.	Delaware
14	Hanging Rock Power Company LLC	Delaware
15	Illinois Power Generating Company	Illinois
16	Illinois Power Marketing Company	Illinois
17	Illinois Power Resources, LLC	Delaware
18	IPH, LLC	Delaware
19	Kendall Power Company LLC	Delaware
20	Kincaid Generation, L.L.C.	Virginia
21	La Frontera Holdings, LLC	Delaware
22	Luminant Coal Generation LLC	Delaware
23	Luminant Commercial Asset Management LLC	Delaware
24	Luminant Energy Company LLC	Texas
25	Luminant Generation Company LLC	Texas
26	Luminant Power LLC	Delaware
27	Miami Fort Power Company LLC	Delaware
28	Oak Grove Management Company LLC	Delaware
29	Sithe Energies, Inc.	Delaware
30	TXU Energy Retail Company LLC	Texas
31	Vistra Asset Company LLC	Delaware
32	Vistra Intermediate Company LLC	Delaware
33	Vistra Operations Company LLC	Delaware
34	Vistra Preferred Inc.	Delaware
35	Volt Asset Company, Inc.	Delaware